UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 18, 2007

LaBRANCHE & CO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15251	13-4064735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Exchange Plaza, New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 425-1144

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2007, LaBranche & Co Inc. (the “Company”) announced that it had initiated a review of strategic alternatives available to the Company for enhancing stockholder value.

On September 18, 2007, pursuant to the authorization of the Company’s Board of Directors, the Company entered into a change in control agreement with each of Jeffrey A. McCutcheon, the Company’s Senior Vice President and Chief Financial Officer, and Stephen H. Gray, the Company’s General Counsel and Corporate Secretary.

Each of these change in control agreements has a term that commenced on September 18, 2007, and will end upon the expiration of a 12-month period following the occurrence of a change in control (as defined in the change in control agreements), unless the executive’s employment with the Company is earlier terminated for any reason other than by the Company without cause or by the executive for good reason (in each case, as defined in the change in control agreements), in which case the agreement will terminate immediately upon such termination of employment.

Under these change in control agreements, in the event of a qualifying termination (as defined in the change in control agreements), each of these two executives would become immediately entitled to the following benefits:

(a)     a lump-sum cash payment, payable within 10 business days after the date of a qualifying termination, in an amount equal to the sum of (i) the executive’s annual base salary in effect immediately prior to the change in control or the date of the executive’s termination of employment, whichever is greater, and (ii) the annual cash bonus paid to the executive for the calendar year immediately preceding the year in which the executive’s employment with the Company is terminated or the aggregate cash bonus paid to the executive during the 12-month period immediately preceding the termination date of the executive’s employment with the Company, whichever is greater;

(b)     the executive and his family will receive continuation of group health plan benefits (including all life insurance, health, accident and liability plans and programs) to which the executive was entitled to participate in immediately prior to a qualifying termination to the extent authorized by, and consistent with, COBRA until the earlier of (i) the 12-month period following the date of a qualifying termination and (ii) the executive’s employment with a new employer, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the executive as in effect on the date of termination; and

(c)     the executive also is entitled to reimbursement by the Company for reasonable legal fees incurred in seeking to obtain or enforce in good faith any right or benefit provided by the change in control agreement in the event that the executive substantially prevails in such dispute, up to a maximum of $50,000.

In consideration of the receipt of the benefits provided under the change in control agreements upon termination, neither Mr. McCutcheon nor Mr. Gray will be entitled to any other severance benefits provided under any other agreement with the Company that may otherwise be payable to him upon such termination of employment with the Company. Furthermore, in order to obtain the benefits provided under the change in control agreements, each executive must first execute a release of claims with the Company that includes a waiver and release of any and all claims he may have against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LaBRANCHE & CO INC.

Date: September 24, 2007	By:	/s/ Jeffrey A. McCutcheon
	Name:	Jeffrey A. McCutcheon
	Title:	Senior Vice President and Chief Financial Officer